Exhibit 10.1

2020 Stock Option and Performance Incentive Plan
Restricted Share Unit Award Agreement (Associate)

#ParticipantName+C#
#QuantityGranted+C# Restricted Share Units

By accepting this Restricted Share Unit award, the Participant agrees to the following terms and conditions and the terms of the Bath & Body Works, Inc. 2020 Stock Option and Performance Incentive Plan (as amended from time to time, the “Plan”). The “Restricted Period” with respect to any Restricted Share Units means the period beginning on the Grant Date and ending on the applicable Vesting Date (as each is defined below) or such earlier date as set forth in this Agreement. Unless otherwise defined herein, capitalized terms used herein shall have the meanings set forth in the Plan.

(1)VESTING. Restricted Share Units will vest on the dates outlined below (each, a “Vesting Date”), provided that the Participant continues to be employed on such dates.

Vest Date	Vest Quantity
#VestDate_1+C#	#VestQty_1+C#
#VestDate_2+C#	#VestQty_2+C#
#VestDate_3+C#	#VestQty_3+C#

(2)RESTRICTIONS. None of the Restricted Share Units may be sold, transferred, assigned, pledged or otherwise encumbered or disposed of during the applicable Restricted Period or prior to the satisfaction of all conditions specified in this Agreement.

(3)    RECORDING OF AWARD. The Company shall cause the Restricted Share Unit award to be appropriately recorded as of #GrantDate# (the “Grant Date”).

(4)    RIGHTS OF PARTICIPANT. Prior to settlement and receipt of the shares of Common Stock underlying the Restricted Share Units following the Vesting Date, the Participant shall not have the right to vote the shares of Common Stock underlying the Restricted Share Units or to receive ordinary dividends or dividend equivalent rights arising from ordinary dividends with respect thereto.

(5)    FORFEITURES.

(a)    Except as noted in this Section 5 and in Section 7, Restricted Share Units granted to the Participant pursuant to this Agreement shall be forfeited if the Participant's employment with the Company or its subsidiaries is terminated during the applicable Restricted Period. “Termination of employment” shall mean “separation from service” as that term is defined in Section 409A of the Code and the Treasury regulations thereunder, and for the avoidance of doubt and notwithstanding anything to the contrary, shall also include a transaction in which the Participant ceases to be an employee of an entity that is directly or indirectly majority-owned by the Company (unless otherwise expressly determined by the Company). Upon such forfeiture, the Restricted Share Unit award shall be cancelled, and any Restricted Share Units that had not vested prior to such termination of employment will be forfeited for no consideration.

Exhibit 10.1
(b)    Subject to the conditions set forth below, upon the Participant’s involuntary termination of employment by the Company or its subsidiaries, the Participant shall vest in a pro-rata percentage of Restricted Share Units effective as of the next scheduled Vesting Date that follows the date of such termination of employment. The pro-rata percentage shall be equal to (x) the number of complete months between the Grant Date and the Participant’s termination date, divided by (y) 36. The number of Restricted Share Units that will pro rata vest pursuant to this Section 5(b) shall be reduced by any Restricted Share Units that previously vested under this Agreement and is subject to the following conditions:

(i)Involuntary termination of employment by the Company or its subsidiaries must be other than for (x) Cause or (y) misconduct (each as determined by the Committee or its designees in their sole discretion);
(ii)The Participant must execute a release of claims against the Company and its subsidiaries in a form specified by the Company, as prescribed in Section 6(a); and
(iii)The Participant must (A) comply with any restrictive covenants to which the Participant is subject pursuant to any Service Agreement (as defined below) or other agreement providing for restrictive covenants and (B) during the period between the termination date and the next scheduled Vesting Date after the termination date, the Participant may not (x) be employed by a competitor of the Company or (y) directly or indirectly solicit, induce or attempt to influence any employee to leave the employment of the Company or assist anyone else in doing so (each as determined by the Committee or its designees in their sole discretion).

The Restricted Share Units shall be settled in accordance with the schedule set forth in Section 6(a) (and, for the avoidance of doubt, the next scheduled Vesting Date following the date of the Participant’s termination date shall be the end of the applicable Restricted Period for purposes of Section 6(a)).

(c)    If the Participant’s employment terminates as a result of Total Disability (as defined in the Company’s Long-Term Disability Plan, as amended from time to time), the Restricted Share Units granted to the Participant pursuant to this Agreement shall continue to vest during the period of the Participant’s Total Disability.

(d)    If the Participant's employment terminates as a result of his or her death, or if the Participant’s period of Total Disability terminates as a result of his or her death, all provision of services conditions shall be deemed to have been satisfied and the applicable Restricted Period shall be deemed to have expired, and any unvested Restricted Share Units will be deemed vested as of the date of the Participant’s death. The Restricted Share Units shall be settled in accordance with the schedule set forth in Section 6(a) (and, for the avoidance of doubt, the date of the Participant’s death shall be the end of the applicable Restricted Period for purposes of Section 6(a)).

(e)    Upon the Retirement (as defined in the Plan) of the Participant, the Participant will be eligible to vest and be settled in a pro-rata portion of the Restricted Share Units in a manner consistent with, and calculated pursuant to, Section 5(b), subject to the conditions set forth in Section 5(b)(ii) and (iii) and this Section 5(e).

    Notwithstanding anything to the contrary herein or in the Plan, in order to qualify for Retirement, (i) the Participant must meet the age and service requirements set forth in the Plan, (ii) the Participant must provide the Company with three months written notice prior to the date of such Retirement, and (iii) such termination of the Participant's employment must be other than for (x) Cause or (y) misconduct (each as determined by the Committee or its designees in their sole discretion).

(f)    For purposes of this Agreement, “Cause” shall have the meaning set forth in the Plan; provided however, that if the Participant is covered by the Supplemental Recoupment Policy (as defined below), the term “Cause” shall have the meaning set forth in the Supplemental Recoupment Policy.

(g)    Notwithstanding anything herein, in the event that the Participant is a party to an employment, severance, retention or similar agreement with the Company in effect as of the date hereof (the “Service

Exhibit 10.1
Agreement”), the treatment of Restricted Share Units set forth in the Service Agreement will control in the event of any conflict in the terms.

(6)    SETTLEMENT OF RESTRICTED SHARE UNITS.

(a)    Upon the expiration or termination of the applicable Restricted Period, and the satisfaction of all other conditions prescribed by the Committee, a number of shares of Common Stock equal to the number of Restricted Share Units with respect to which the restrictions have lapsed shall be delivered, free of all such restrictions, to the Participant or the Participant's beneficiary or estate, as the case may be. Such payment in settlement shall be made promptly, but in any event not later than (x) the end of the year in which the applicable Restricted Period ends and the conditions are satisfied or (y) if later, within thirty (30) days following the lapse of the applicable Restricted Period; provided, that the award holder will not be permitted, directly or indirectly, to designate the taxable year of settlement. The Participant (or his or her beneficiary or estate, if applicable) may be required to execute a release of claims against the Company and its subsidiaries in order to receive a settlement payment and shall be required to execute a release to receive the vesting and settlement prescribed in Section 5(b) and Section 5(e). To the extent such a release is required and, as a result of the timing of the execution of such release, settlement could be made in two different tax years, settlement shall in all such cases be made in the second such year.

(b)    The Restricted Share Units granted hereunder are intended to comply with the requirements of Code Section 409A or an exemption or exclusion therefrom and, with respect to amounts that are subject to Code Section 409A, it is intended that this Agreement will be administered and interpreted in all respects in accordance with Code Section 409A, including with respect to any defined terms used herein. Any payments that qualify for the “short-term deferral” exception or another exception under Code Section 409A shall be paid under the applicable exception and shall not be treated as deferred compensation subject to Code Section 409A. Each payment hereunder shall be treated as a separate payment for purposes of Code Section 409A. In no event may the Participant, directly or indirectly, designate the calendar year of any payment to be made hereunder that constitutes nonqualified deferred compensation subject to Code Section 409A. Notwithstanding any provision in the Plan to the contrary, if the Participant is a “specified employee” (within the meaning of Section 409A of the Code) and any amounts provided for under this Agreement are “non-qualified deferred compensation” (as such term is described in Section 409A of the Code), then to the extent necessary to avoid the imposition of taxes under Section 409A of the Code, the Participant shall not be entitled to any payments upon the Participant’s termination of employment until the earlier of: (i) the expiration of the six (6)-month period measured from the date of the Participant’s separation from service or (ii) the date of the Participant’s death. Upon the expiration of the applicable waiting period set forth in the preceding sentence, all payments and benefits deferred pursuant to this Section 6(b) (whether they would have otherwise been payable in a single lump sum or in installments in the absence of such deferral) shall be paid to the Participant in a lump sum as soon as practicable, but in no event later than sixty (60) calendar days, following such expired period, and any remaining payments due under this Agreement will be paid in accordance with the normal payment dates specified for them herein.

(c)    For the avoidance of doubt, there shall not be any election to defer any Restricted Share Units under this Agreement under Sections 11.08 or 11.09 of the Plan.

(7)    EFFECT OF CHANGE IN CONTROL. Upon a termination of the Participant’s employment (x) by the Company or its subsidiaries other than for Cause or (y) by the Participant for Good Reason, in each case within twenty-four (24) months following a Change in Control, and provided that the Change in Control is a “change in control event” as defined in Section 409A of the Code and the Treasury regulations thereunder: (A) any vesting conditions applicable to any Restricted Share Units shall be deemed to have been satisfied and (B) the applicable Restricted Period shall be deemed to have expired as of the date of such termination of employment and the Restricted Share Units shall be settled promptly following the Participant’s termination of employment in no event later than 30 days thereafter. If the transaction agreement relating to the Change in Control expressly provides for treatment of the Restricted Share Units that is more favorable to the Participant than the treatment prescribed above, the provisions of the transaction agreement shall control.

Exhibit 10.1
(8)    TAX WITHHOLDING. The Company shall have the right to require the Participant or the Participant's beneficiaries or legal representatives to remit to the Company an amount sufficient to satisfy Federal, state or local withholding tax requirements, or to deduct from distributions under the Plan amounts sufficient to satisfy such withholding tax requirements.

(9)    CLAWBACK.

(a)Subject to the restrictions set forth in the Plan, if required by law or if the Participant engaged in, had knowledge of, or should have had knowledge of, fraudulent conduct or activities relating to the Company, the Company may terminate this Agreement and require the Participant to reimburse the Company (i) an amount required by law or (ii) the amount of compensation received pursuant to this Agreement and based on the aforementioned conduct.

(b)Notwithstanding any other provision of this Agreement to the contrary, any Restricted Share Units granted and all shares of Common Stock issued hereunder, and/or any amount received with respect to any sale of any such shares of Common Stock, shall be subject to cancellation, recoupment or other action in accordance with the terms and conditions of (i) the Bath & Body Works, Inc. Financial Restatement Compensation Recoupment Policy (as may be amended from time to time, the “Financial Restatement Recoupment Policy”), (ii) the Bath & Body Works, Inc. Supplemental Compensation Recoupment Policy (as may be amended from time to time, the ”Supplemental Recoupment Policy”) or (iii) any other recovery, recoupment, clawback and/or other forfeiture policy maintained by the Company from time to time or otherwise required by applicable law, regulation or stock exchange listing requirement, including, for the avoidance of doubt, any such policies adopted following the date of this Agreement (collectively, the “Recoupment Policies”). The Participant agrees and acknowledges that the Participant has reviewed and understands the terms of the Financial Restatement Recoupment Policy and the Supplemental Recoupment Policy. To the extent that the terms of this Agreement and any Recoupment Policy conflict, then the terms of such Recoupment Policy shall prevail.

(c)Without limiting the foregoing Sections 9(a) or 9(b) hereof, by accepting this Restricted Share Unit award and the benefits provided hereunder, the Participant hereby acknowledges and agrees that the Participant, this award, any other award granted to the Participant under the Plan and any other incentive-based compensation provided to the Participant shall be subject to the Recoupment Policies (as may be amended from time to time), in each case, subject to the terms and conditions thereof. Accordingly, the Participant agrees and acknowledges that this award, any other award granted to the Participant under the Plan and any other incentive-based compensation provided to the Participant (as well as any other payments or benefits derived from such amounts, including any shares of Common Stock issued or cash received upon vesting, exercise or settlement of any such awards or sale of shares of Common Stock underlying such awards), which may include awards and other incentive-based compensation provided to the Participant prior to the date of this Agreement, may be subject to forfeiture and/or recoupment in accordance with the terms of such applicable Recoupment Policy.

(10)    MISCELLANEOUS.

(a)    No Right to Employment. This Agreement shall not confer upon the Participant any right to continue in the employ of the Company or any subsidiary or to be entitled to any remuneration or benefits not set forth in this Agreement or the Plan nor interfere with or limit the right of the Company or any subsidiary to modify the terms of or terminate the Participant's employment at any time.

(b)    Stock Ownership Guidelines. By accepting the benefits of this Agreement, the Participant hereby agrees that the Participant is subject to any applicable Company stock ownership guidelines (as in effect from time to time), subject to the terms thereof.

(c)    Notice. Any notice or other communication required or permitted to be given under this Agreement must be given electronically or by regular U.S. mail addressed, if to the Committee or the Company, at the principal office of the Company (to the attention of the Chief Legal Officer) and, if to the Participant, at the Participant's last known address as set forth in the books and records of the Company.

Exhibit 10.1

(d)    Plan to Govern. This Agreement and the rights of the Participant hereunder are subject to all of the terms and conditions of the Plan, as well as to such rules and regulations as the Committee may adopt for the administration of the Plan. In the event of a conflict between this Agreement and the Plan, the terms of the Plan shall govern.

(e)     Amendment. Subject to restrictions set forth in the Plan, the Company may from time to time suspend, modify or amend this Agreement. No suspension, modification or amendment of this Agreement may, without the consent of the Participant, adversely affect the rights of the Participant with respect to the Restricted Share Units granted pursuant to this Agreement, except to the extent any such action is undertaken to cause this Agreement to comply with applicable law, stock market or exchange rules and regulations or accounting or tax rules and regulations.

(f)    Tax Treatment. Notwithstanding anything set forth in this Agreement, the tax treatment of the benefits provided under the Plan or this Agreement is not warranted or guaranteed, and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Participant on account of non-compliance with U.S. or foreign law, including, without limitation, Section 409A of the Code. Notwithstanding any provision of the Plan to the contrary, in no event shall the Company or any affiliate be liable to the Participant on account of this Agreement’s failure to (i) qualify for favorable U.S. or foreign tax treatment or (ii) avoid adverse tax treatment under U.S. or foreign law, including, without limitation, Section 409A of the Code.

(g)    Severability. In the event that any provision of this Agreement shall be held illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining provisions of this Agreement, and this Agreement shall be construed and enforced as if the illegal or invalid provision had not been included.

(h)    Entire Agreement. This Agreement and the Plan contain all of the understandings between the Company and the Participant concerning the Restricted Share Units granted hereunder and supersede all prior agreements and understandings.

(i)    Governing Law. To the extent not preempted by Federal law, this Agreement shall be construed in accordance with and governed by the laws of the State of Delaware.

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